Exhibit 99.1
REGENT REPORTS RECORD SECOND QUARTER 2005 RESULTS
Cincinnati, OH, August 9, 2005 — Regent Communications, Inc. (Nasdaq: RGCI) announced today financial results for the quarter ended June 30, 2005.
For the second quarter of 2005, net broadcast revenues increased 2.3% to $22.7 million from $22.2 million reported for the second quarter of 2004. For the same period, station operating expenses increased to $14.7 million from $14.4 million. The Company reported net income of $2.2 million for the quarter, or $0.05 per share, compared with reported net income of $2.3 million, or $0.05 per share, in the same period last year.
For the first six months of 2005, net broadcast revenues increased 4.4% to $41.3 million from $39.6 million reported for the same period of 2004. For the same period, station operating expenses increased to $28.5 million from $27.4 million. The Company reported net income of $2.6 million for the first six months, or $0.06 per share, compared with reported net income of $2.7 million, or $0.06 per share, in 2004. Below is the Company’s condensed consolidated statement of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Broadcast revenues, net of agency commissions	$22,728	$22,227	$41,349	$39,621
Station operating expenses	14,749	14,378	28,466	27,351
Corporate general and administrative expenses	1,706	1,927	3,722	3,790
Depreciation and amortization	1,360	1,083	2,757	2,132
Loss on disposal of long-lived assets	22	19	16	24

Operating income	4,891	4,820	6,388	6,324
Interest expense	(1,147)	(738)	(2,202)	(1,475)
Other income (expenses), net	8	(50)	9	(90)

Income from continuing operations before income taxes	3,752	4,032	4,195	4,759
Income tax expense	(1,516)	(1,572)	(1,569)	(1,855)

Income from continuing operations	2,236	2,460	2,626	2,904
Discontinued operations, net of income tax	(12)	(125)	(16)	(250)

Net income	$2,224	$2,335	$2,610	$2,654

Basic and diluted income per common share:
Net income from continuing operations	$0.05	$0.05	$0.06	$0.06
Net loss from discontinued operations	$0.00	$0.00	$0.00	$0.00
Net income	$0.05	$0.05	$0.06	$0.06

Weighted average number of common shares used in determining diluted net income per share	44,522	46,782	44,885	46,981
Terry Jacobs, Chairman and CEO of Regent Communications, commented, “We are pleased with our ability to deliver 3.5% same-station revenue growth in the second quarter, continuing our track record of outperforming the radio industry as a whole. We also delivered free cash flow growth of 9% and earnings per share of $0.05, highlighting the profitability of our business model. Our ability to consistently outperform the radio industry stems from our focus on serving attractive middle-sized markets, combined with operating market leading stations. Our results underscore our ability to translate our leading local positions into measurable financial results.”
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station operating income, proforma net broadcast revenues and proforma station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.
Station operating income
Second quarter 2005 station operating income increased 1.7% to $8.0 million from $7.8 million reported for the same period in 2004. For the first six months of 2005, station operating income increased 5.0% to $12.9 million from $12.3 million reported for the same period in 2004.
The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, the Company and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Six Months Ended
Station operating income	June 30,		June 30,
	2005	2004	2005	2004
Operating income	$4,891	$4,820	$6,388	$6,324
Plus:
Depreciation and amortization	1,360	1,083	2,757	2,132
Corporate general and administrative expenses	1,706	1,927	3,722	3,790
Loss on disposal of long-lived assets	22	19	16	24

Station operating income	$7,979	$7,849	$12,883	$12,270

Same station results
On a same station basis, which includes results from stations owned and operated during the entire second quarter for both the 2005 and 2004 periods and excludes barter, net broadcast revenue for the second quarter of 2005 increased 3.5% to $20.0 million compared to the second quarter of 2004. Same station operating income increased 5.6% to $7.5 million in the second quarter of 2005 compared to the second quarter of 2004. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the second quarter of 2004 as well as the current quarter and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
Same Station Net Broadcast Revenue	June 30,
	2005	2004
Net broadcast revenue	$22,728	$22,227
Less:
Net results of stations not included in same station category	1,817	1,863
Barter transactions	897	1,018

Same station net broadcast revenue	$20,014	$19,346

	Three Months Ended
Same Station Operating Income	June 30,
	2005	2004
Operating income	$4,891	$4,820
Plus:
Depreciation and amortization	1,360	1,083
Corporate general and administrative expenses	1,706	1,927
Loss on disposal of long-lived assets	22	19

Station operating income	7,979	7,849
Adjustments:
Net results of stations not included in same station category	(574)	(654)
Barter transactions	50	(136)

Same station operating income	$7,455	$7,059

Proforma results
For the quarter ended June 30, 2005 no proforma results were included as they were the same as reported results.
Free cash flow
Regent also reported free cash flow (defined as net income plus depreciation, amortization and other non-cash expenses, less maintenance capital expenditures and other non-cash income) for the second quarter of 2005 increased 9.0% to $4.8 million compared to $4.4 million in 2004. For the first six months of 2005 free cash flow increased 7.1% to $6.4 million compared to free cash flow of $5.9 million for the first six months of 2004. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Free Cash Flow	2005	2004	2005	2004
Net Income	$2,224	$2,335	$2,610	$2,654

Add:
Depreciation and amortization(1)	1,360	1,243	2,757	2,391
Non-cash interest expense	104	102	207	204
Non-cash taxes	1,478	1,378	1,527	1,566
Other non-cash items, net(2)	249	58	363	303

Less: Maintenance capital expenditures	658	751	1,092	1,169

Free cash flow	$4,757	$4,365	$6,372	$5,949

1)	Includes depreciation and amortization for discontinued operations.

2)	Includes non-cash compensation, barter and non-cash loss on sale of long lived assets.
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Free Cash Flow	2005	2004	2005	2004
Net cash provided by operating activities	$2,558	$2,781	$5,868	$6,708

Less:
Other non-cash expense, net	146	163	308	356
Plus:
Changes in operating assets and liabilities	3,003	2,498	1,904	766
Less: Maintenance capital expenditures	658	751	1,092	1,169

Free cash flow	$4,757	$4,365	$6,372	$5,949

Selected Data
At the end of the second quarter total debt was $92.6 million and cash was $0.5 million. Total capital expenditures in the second quarter were $1.5 million.

Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.
Regent expects third quarter 2005 reported consolidated net broadcast revenues and station operating income of approximately $22.5 to $23.0 million and $7.8 to $8.1 million, respectively. Corporate General and Administrative expense will include approximately $1.0 million related to the retirement package for Terry Jacobs. Regent expects earnings per share to be $0.03 to $0.04 for the third quarter of 2005. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure to station operating income (in millions):

	Three Months Ending
Station Operating Income	September 30,
	Guidance Range
	Lower	Upper
Operating income	$3.5	$3.8

Plus:
Depreciation and amortization	1.4	1.4
Corporate general and administrative expenses	2.9	2.9

Station operating income	$7.8	$8.1

The Company expects one to three percent same station net broadcast revenue growth in the third quarter of 2005 compared to the third quarter of 2004. The Company believes that same station percent disclosures are important to investors, analysts and other users of media financial information because it enables the users of such information to compare the performance of various size companies against industry standards.
Commenting on the Company’s outlook, William Stakelin, President and Chief Operating Officer said, “As we look towards the second half of 2005 our attractive mix of start-up, developing and mature radio properties are poised to take advantage of any improvements in the advertising market.”
Share Buyback Update
During the second quarter of 2005 the Company repurchased 3,347,443 shares for approximately $20.0 million at an average price of $5.97 per share including commissions. As a result, the Company’s previous repurchase program of $20 million, which was authorized on July 28, 2004, is now complete. The Company announced on July 29, 2005 that Regent’s Board of Directors voted to increase the amount of common stock that could be purchased under the stock buyback program, which now gives the Company the ability to purchase, in total, up to an additional $20.0 million of its common stock.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Regent owns and operates 74 stations located in 15 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
The Company will also host a teleconference to discuss its results today, Tuesday, August 9th at 2:00 p.m. Eastern Daylight Time. To access the teleconference, please dial 973-582-2706 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its normal time, there will be a replay available through Tuesday, August 16, 2005, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode 6257728. The webcast will also be archived on the Company’s website for 30 days. In addition, this press release and other material financial information, if any, discussed during the teleconference will be posted on our website.
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.

Contact:
Tony Vasconcellos	John Buckley/Jonathan Lesko
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030	buckley@braincomm.com